6-25-20 Q1 2020 Financial Results and Update Call Script

OPERATOR:

Please standby, we are about to begin. Good afternoon everyone, and thank you for participating in ImageWare Systems' first quarter financial results and corporate update call to discuss the Company’s business and operations.

Joining us today are ImageWare Systems' President and CEO, Ms. Kristin Taylor, and the company's CFO, Mr. Jonathan Morris as well as Mr. Mark Blackman, VP of Product Management. Following those remarks, management will answer your questions.

Any statements made on this call that are not historical facts are Forward-Looking Statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should, and will, and similar expressions as they relate to ImageWare Systems Incorporated are intended to identify such forward-looking statements.

ImageWare may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, please see Risk Factors in ImageWare's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made.

I remind everyone that this call will be available for replay through July 2, 2020 starting at 7:30 PM Eastern Time tonight. A webcast replay will also be available for 90 days on the Company's website at www.iwsinc.com. Any redistribution, retransmission, or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems Incorporated is strictly prohibited.

Now, I’ll turn the call over to Jonathan Morris, CFO of ImageWare Systems. Please go-ahead sir.

JONATHAN:

Thank you, operator, and welcome to those of you joining our call today.

Our financial results are available in the recently published news release and Form 10-Q. For context on today's call, I'll provide a brief summary of those results.

Revenue for the three months ended March 31, 2020, totaled $0.8 million, down from $0.9 million for 2019. The revenue for both years primarily reflected our legacy business.

Gross profit for the three months ended March 31, 2020 and the comparable period of 2019 each totaled approximately $0.7 million. Gross margin increased to 85% in 2020 compared with 78% in 2019 due to our continued efforts to reduce costs.

Loss from operations for the three months ended March 31, 2020 was ($3.1 million) compared with ($3.6 million) for the same quarter in 2019.

We ended the first quarter with $53,000 in cash.

While the effects of the coronavirus are difficult to estimate and the situation remains dynamic, we have experienced preliminary negative impact primarily through increased sales cycles. We however view this as a relatively short-term disruption that does not impact our long-term strategy and initiatives.

As previously reported, on May 4, 2020 we entered into a PPP loan agreement for approximately $1,571,000 dollars of government stimulus funds issued under the CARES Act administered by the SBA. We intend to use proceeds from the PPP loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum which matures on May 4, 2022. We continue to evaluate the use of qualifying expenses under which the loan may be forgivable in part or in full.

As noted last quarter, our balance sheet was enhanced and our financial outlook was materially strengthened by several recent capital infusions. We continue to have the right, not the obligation, to call on a $10.3m dollar commitment from Lincoln Park Capital. That commitment does not restrict our ability to receive capital from alternative sources.

We continue ongoing discussions with a number of potential sources for significant long-term capital now that our balance sheet and financial outlook have materially improved, and will share more information as developments evolve.

This concludes my financial summary. I will now turn the call over to Kris for the progress update of our business strategy. Kris…

KRIS:

Thank you, Jonathan, and thank you to everyone for joining us today. I hope you all are continuing to stay safe and take precautions as less restrictive pandemic measures unfold. As of today, ImageWare is continuing to efficiently operate through an extremely productive and committed distributed workforce. We’ve extended our remote workforce timeline to early Fall to ensure the health and safety of our team -- and we will continue to do so until the health crisis is over.

June marks my fourth month as your President and CEO, and I’m pleased to share that I have been recently elected to serve you on the ImageWare Board of Directors. We are in the midst of reshaping the existing board which has been in place for more than a decade. My election was the first of more changes forthcoming in this area over the next several months.

I’m happy to have accomplished a number of items as part of my 100-day strategy, despite the continued global crises and economic setbacks. I’ve been leery to walk into this new assignment ready to dismantle things before I truly understand what needs to change - or before I can create the vision for what new capabilities could be built that would give the Company strength to further its impact. I am convinced now that what has been built over the three decades at ImageWare is the basis of what will be a thriving company.

ImageWare created a sizeable market serving law enforcement in state and local government markets. We leveraged the Biometric Engine (BE) - which we created from the ground up - in large federal government end-to-end projects, and we decided to play in the access control market by embedding our biometric authentication software into physical and logical access cards. As I spoke about - approximately a month ago - we are busy updating and upgrading these platforms to be able to compete more aggressively. Mark Blackman will talk more about this shortly.

Some of the areas we have started to knock down in the first 100 days are:

1.
Overall reduction of 25% includes previously discussed personnel cost reduction of 33%, third party contractor cost reduction of 70%, and proposed occupancy cost reduction of 60%.
2.
Integrating new staff and reigniting existing staff
3.
Updating all of our major product platforms
4.
Creating a Cloud platform and moving toward BaaS (Biometrics-as-a-Service)
5.
Re-aligning Marketing, Sales, Product Management and Engineering
6.
Creating impactful external messaging that sets us apart from the competition
7.
Re-building the corporate website and creating a self-service portal
8.
Building Go-To-Market Strategies in each segment that result in revenue
9.
Creating Agile-based processes, increasing the cadence of releases, and empowering individuals with ownership of work
10.
Shortening the customer sales journey
11.
Creating an IP licensing business unit, which includes generating, and filing new patents - as well as monetizing old patents

It is important to define who we are and what space we operate in. Knowing who we are helps us with who we are not.

We are part of the sea called “cyber security.” We reside in a bay called identity management and we are on a beach called Biometric identification -- along with a further subset, called Biometric Multifactor Authentication or MFA.

The Identity Platform focuses on large projects where our identification matching capabilities are critical to the solution. In identification matching, the individual of a captured biometric is unknown, and therefore queried against all identities within a biometric database, in what is referred to as a 1-to-X query. All matching entries within a configured threshold are displayed in a gallery with a score representing the degree of confidence in the match. We are pioneers in this segment, and our patented capabilities such as the Biometric Engine (our optimized database for biometrics and Biometric Fusion) the capabilities to query and score on multiple biometrics, continue to make us a leading provider in this space.

In GoVerifyID, our biometric MFA product, the identity of the captured biometric is known and therefore a single query, one entry within a biometric database is needed to confirm and authenticate the user. Computationally, this is much easier to manage and scale, so the optimization of the database is less critical than customer-focused capabilities such as: an ease of deployment, support across existing infrastructure and customer experience. Because we only authenticate, and do not store and manage identities, the total addressable market is much lower than the Identity Providers (IDPs) such as OKTA and Microsoft Active Directory. At present we are focusing on bringing biometric MFA authentication to enterprises -- but over time, as opportunities present themselves, we will add IDP capabilities to GoVerifyID.

The process of re-invigorating a business takes time. As quickly as I have been working on a daily basis to operationally renew the Company with efficiency measures, I am also rushing to have the team finish products and narrow-in on our competitive delineation. As much as I am trying to raise capital, we are working to close new business to deliver necessary immediate revenue.

On this note, I would like to introduce you to Mark Blackman, VP of Product Management. Mark has been committed to revamping our product development for the past couple of months. He has worked tirelessly to create a formal function that is heavily tied to Engineering, Marketing and Sales. He keeps us on track with goal-execution and weekly revised product road maps (detailed through December), with broader five-year plans and competitive product positioning.

As noted in our press release, Mark has more than 25 years of broad experience encompassing product management, engineering, IT, business development and intellectual property strategy. His career includes key leadership positions with Qualcomm, where he drove results with Qualcomm Internet Services, and defined product strategy for developers and carriers on BREW (a mobile app store with over 1 billion devices supported around the world). He also led a software team that deployed services across Latin America, and drove the IP strategy for Security, Software, and Sensors inside of Qualcomm Technology Licensing Division.

We’re excited to have him officially join us. Mark, will you tell us more about Q1 product achievements and what you are developing with the engineering team?

MARK:

Thank you, Kristin, it would be my pleasure. As Kristin mentioned, the team has been actively auditing products and processes to better understand what is working well and what is in need of improvement. The top down analysis has identified many areas to refine both in product strategy and execution.

On the product side, while we have a number of compelling offerings, many of our products are targeted for updates. We are working to strategically update products with the latest in mobile and Cloud technology, prioritized by market opportunity. This work will not only improve customer experience and capabilities, but will also stream-line development and lower the cost associated with product operations and support.

Additionally, we have uncovered new opportunities to expand the reach within our existing customer base through the integration of product offerings, specifically within our Identity Platform.

With regards to our internal operations, we have restructured many processes and teams to enable greater agility and focus for the organization. Examples such as customer-focused feature prioritization, resource optimization and measuring-and-tracking Key Performance Indicators (or KPIs), will ensure we are efficiently building and deploying products that address the specific needs of the markets we serve. And we are seeing immediate results from these activities. For example, through an audit of system expenses, we have reduced Cloud computing costs by 20% and have targeted additional savings in the near future.

While we work to improve operations, in parallel, we are driving products forward.

I’m pleased to report that in April, we received iBeta PAD level one compliance for our BioIntellic anti-spoofing product. This is our liveness detection technology leveraged across ImageWare’s software products to prevent presentation attacks, by ensuring the captured biometric image is that of a live individual, and not a picture or 3D mask.

Our BioIntellic is also available as a standalone product, enabling other companies to quickly integrate liveness detection into their offerings. For example, Contactable (an identity-as-a-service company) has completed BioIntellic integration into their proofing product for large consumer, financial and banking opportunities in the Africa region.
GoVerifyID is our enterprise-ready application enabling enterprises to add Cloud-based, biometric MFA authentication to existing IAM infrastructure. A key differentiator from many other MFA offerings is the Cloud-based matching of biometrics. When biometrics are securely stored to the Cloud, employees can biometrically authenticate across a pool of shared computers or workstations. This is extremely useful. For example, in authenticating bank tellers as they move across terminals - or call centers with many operators sharing a pool of workstations. Over the next quarter, sales and marketing will leverage this capability in their messaging to target opportunities in finance, healthcare, and manufacturing.

Also on GoVerifyID, we are scheduled to relaunch the product in July. The relaunch includes a new container and microservices-based architecture, and refreshed mobile and desktop software clients. Both enhancements will greatly reduce the cost of development and system operations. The new architecture will enable a higher-level of automation, providing interested parties the ability to test and purchase GoVerifyID in a self-service manner. Additionally, user experience greatly improves with regards to the look and performance of the mobile applications -- bringing it in line with competitor offerings.

Along with GoVerifyID product changes, we are launching an external product website in Q3. Simplified messaging and pricing will also be part of this product refresh.

Our Identity Platform is a suite of products that address the biometric requirements of large-scale government and corporate clients. Examples where the Identity Platform can be deployed include national ID programs, corporate onboarding and access control, transportation-credential management, and financial accounts and transactions. The Identity Platform includes our Law Enforcement and EPI Suite products along with QuickApps and Proofing products.

At present, the Identity Platform consists of a series of standalone products that were independently created for a specific application or project. And while these applications continue to provide value as designed, we also see real value in having a higher level of integration between the products themselves, enabling them to be used together to capture, proof, credential and authenticate biometrics in a manner that is easy to administer and scale. This workflow is foundational to the majority of the government and corporate opportunities we compete for, and therefore, leverageable across many customers and projects.
Previously, we talked about a plan to continue to build, innovate, and expand products within the Quick Suite product family. In Q1, updates to QuickCapture and QuickID were released - and I’m pleased to share that and we are completing the first deployment of QuickCapture to Arizona law enforcement agencies. We are continuing to support our legacy in law enforcement - and refresh product offerings through Q3 and the remainder of the year - in order to build revenue in this area into 2021 and beyond.

Also in law enforcement, marketing just completed a survey in which agencies provided valuable feedback about capture enrollment and what they would like to see from the product going-forward. We are gratified to see the majority of the user-experience and performance is positive, with very minor improvements necessary to increase loyalty and future purchases. We are incorporating agency feedback from this survey and thank you to all that participated.

Throughout the rest of 2020 we will continue to enhance our Identity Platform products, focusing more on EPI and law enforcement offerings, leveraging Cloud and mobile technologies to improve functionality and value to the customer, while reducing the cost and effort of developing and deploying our products.

This concludes my product summary. I now turn it back to you, Kris.

KRIS:

Thank you, Mark. You have heard today from two of our recent leadership additions (Jonathan, our CFO, and Mark, our VP of Product Management). On our last call I said we’d be announcing more hires to fuel the business. I would like announce today, Sudheer Koganti as VP of Engineering.

Sudheer comes to ImageWare after a 19-year technical career in software development leadership for Qualcomm. After Qualcomm, he co-founded a SaaS-based IoT company.

Sudheer has made early and meaningful progress in redefining ImageWare’s Engineering.

I would like to take this opportunity to discuss our most recent patent and Intellectual Property strategy. This month we were issued our 24th patent – titled Out of Band Enrollment and Verification Using Interactive Messaging. The patent is related to our GoVerifyID product and the process of enrolling biometrics from a mobile device for Cloud-based biometrics services. Specifically, this patent identifies and defines the process of enrolling an identity - using open protocols combined with out-of-band messaging as part of the authentication workflow. This patent is another example of our leadership in Cloud-based biometrics and adds to the value of the greater portfolio.

Over the past 33 years, ImageWare has built the most cited multimodal biometric patent portfolio in the world. We are proud of this work and, as part of a new IP monetization plan, we will begin to request that companies take a license should they need our IP for their own biometric authentication products and platforms.

I plan to establish a small licensing group that will be solely focused on IP. They will sit separate from the focus of our main business and be responsible for driving a licensing program in the tech sector, which should realize a discrete stream of revenue for our Company.

I want to be clear. We are not becoming a licensing company. We are a software business who is establishing a licensing business unit. We plan to make several hires of folks that have strong backgrounds in patents, licensing and monetization. Furthermore, we will grow the generation of more patents on a monthly basis. We will continue to build upon what we have. I have hired a company, IP Capital Group based in Williston, Vermont, who has a 22-year history of creating profitable licensing-businesses-and-models for companies. We are deeply ingrained with them at the moment.

Historically, ImageWare has leveraged its IP for product protection, ensuring the IP developed in R&D for ImageWare products is not unlawfully leveraged by other competitors to their advantage. On separate occasions, our patents have been successfully asserted in court to block infringing products. We believe many of our patents have great, foundational value with regards to multimodal biometric systems.

Over the past 3 years, there has been a substantial increase in the deployment of multimodal biometric implementations, and there is reason to believe that we should continue to see the use of biometrics to authenticate a person as being the most accurate and secure method. For this reason, we believe it is time to move quickly to leverage our patent portfolio for licensing. We are working to better understand the valuation of the portfolio, revenue associated with infringement, and potential revenue flows from the overall program. At this time, it’s too early in the process to discuss specifics, but I wanted to express that this activity is taking place – and I look forward to providing updates on our progress.

Furthering the monetization discussion, now I’d like to talk about Q1 sales and business development.

During the first quarter we received $1,049,844 in orders. The orders were derived from 4 new sales, 51 incremental sales to existing customers, and 21 renewals. These orders came from notable and significant retailers and government agencies.

I’ll highlight a few of these deals to give context, starting with the new business in Q1.

On our last call we talked about refreshing our EPI Suite software family (our biometric smart access cards). I’m pleased to report that we have closed some modest EPI Builder sales. The first is a new credentialing opportunity with a Fortune 100 transportation and logistics company.

Our second sale was made to an existing client, specializing in transportation in support of one of the largest cities in the US. This was an initial sale, and they have indicated interest in an additional low six-figure-deal to add-on licensing in the last quarter of 2020.

Earlier, Mark discussed our relaunching GoVerifyID with both a mobile and desktop version. We closed two new small GoVerifyID customers with our MFA authentication product for the enterprise.

On the Identity Platform, we continue to see strong demand from our existing local, state and federal customers. These sales vary vastly in size and complexity, from simple sales of additional user licenses or consumables, to large integrations, or platform upgrades. COVID-19 continues to slow the projects either because technical staff can’t evaluate the product effectively without a lab to test in, or approvals for purchases are sluggish.

However, despite this, in Q1, we delivered a significant milestone for one of our international customers for $391,000. The customer, a national transportation security agency, uses ImageWare’s Identity Platform to provide biometric credentialing and access management – ImageWare is essentially the backbone of their solution and has been for more than a decade.
When it comes to renewal business, we continue to see strong commitment in our solutions to our law enforcement platform customers -- which speaks volumes to the value that our platform is delivering. These renewals totaled $312,000 over six renewals. We also saw a substantive number of renewals for our credentialing solutions. One example being a Fortune 50 telecommunications corporation, who renewed their use of EPI Suite licensing for another year through our Partner (Plasco ID).

Many have asked what our sales strategy will be. It continues to span government, state, local and federal, as well as serving the enterprise market specifically in the areas of banking/financial, retail, manufacturing and healthcare.

Government remains an important area of focus for our Identity Platform. More specifically, we are seeing continued use-cases in Immigration, and Law Enforcement, and new opportunities in Healthcare, driving the increased and broader use of biometrics in identification, authentication, and access management. We have renewals from loyal customers - as well as the imminent new update to the law enforcement platform that we plan to sell our existing customers in every US state and overseas agencies.

We have new ideas for use cases of our software in government in the public safety space. Given the current climate in the US with law enforcement, we believe this is a real opportunity to help law enforcement personnel to defend our country while supporting human rights and fighting bias.

We have been actively exploring leading areas of cybersecurity that will enhance product value in the future - such as AI, machine learning, predictive and behavioral analytics. Rather than staff and build these solutions in-house, we will be collaborating with leading providers of advanced security technology, such as quantum proof encryption and AI-powered continuous risk monitoring. When these cutting-edge security products are integrated with biometric authentication, confirmed knowledge of end users can be propagated into the capabilities of these solutions, greatly increasing their security capabilities. For example, traffic flows can be encrypted using encryption schemes based on the risk profile of the biometrically authenticated users.

Based on this effort, we have solidified a strategic partnership with SPARQ Global, a privately held cybersecurity company, based in Virginia Beach, VA. SPARQ is the commercial entity of a US defense contractor, Global Technical Systems (GTS), who provides classified-grade cybersecurity across all commercial sectors - with a primary emphasis on mission-critical infrastructures, data, content, assets and IP. As part of our contract, ImageWare is the exclusive biometrics vendor to SPARQ and its clients. With this partnership, we are poised to win a state and local project, with SPARQ as the prime - we are not at liberty to discuss this at this time, but this work will position us for recognized revenue in 2020.

On the EPI Suite software family, we will continue to serve numerous existing clients from (Fortune 1000’s to government to SMB’s) but the revved EPI platform will provide a mobile integration and a Cloud offering that will excite clients and grow revenue.

The Enterprise security space, with GoVerifyID, is where ImageWare has been eager to head. Finishing the mobile and desktop version of the product and providing clean integrations will allow us to keep positioning GoVerifyID into Fortune 1000’s. We have had numerous sales calls over the past four months that have gone well. We are focusing on companies with large work forces in financial services, retail, manufacturing and healthcare.

As part of rebuilding Sales and Marketing teams, we have spent quite some time in the last few months on Competitive and Market Intelligence. We have been studying markets and geographies – seeking to better understand where and exactly how we can maximize -- and most importantly accelerate -- the potential of our portfolio. One thing that has become very apparent is that a vertical approach (focused on a few industries and geographic markets) is where we see our immediate sales focus and future revenues. Furthermore, we have realized that we must better understand the audiences and personas of the people we are selling to and towards that end, we are launching new targeted marketing and revenue growth campaigns in the coming weeks.

Banking & Finance as well as Retail, and Manufacturing, are some of the largest, most demanding industries when it comes to the adoption of Multifactor Authentication. Use-cases include online banking access, trade finance confirmations, international payment verifications, foreign exchange, and other banking and financial services. More specifically, we are focusing our internal sales and marketing teams, as well as partner sales organizations, on targeting the many hundreds of regional banks, credit unions, and niche financial services players across the US for GoVerifyID.

As many of you are aware, ImageWare has developed partners through the years to help us sell our software. We are expanding revenue-driving partnerships as one of our key initiatives. We have some exciting momentum building across multiple partner types - including agents, resellers, and system integrators.

We will continue our recruitment of revenue-generating partners through 2020. We will also continue to work with existing partners, such as Fujitsu, on joint sales offerings and on-going education of biometric authentication. We recently collaborated with Fujitsu Caribbean-Latin America as well as Fujitsu Europe on developing joint offerings. We have had similar calls with many of the existing partners, such as IBM. You can expect to hear more about this in the coming months as we expand our focus-and-critical-wins through partners.

We also have a considerable focus on generating pipeline opportunities, and in the past quarter have run a number of marketing campaigns and sales – both directly and indirectly – with partners looking to strengthen our customer security as they move to remote-working environments due to the COVID-19 pandemic. Remote workers will continue to be a trend of the future. How can organizations ensure that their data is protected in the home environment? We believe biometric authentication combined with our technologies can solve many of the threats that corporations face with remote users. We are presently looking at solving concerns in this area.

Our pipeline is building momentum - and as a result of our focus and marketing campaigns - in the last several months we have added more than 35 new opportunities over three product lines (GVID, Identity Platform/Proofing, and EPI). We are involved in weekly calls for opportunities in-and-outside of California, the US and Europe.

We are busy working on past opportunities that were started at small numbers and are ramping (such a So. African telecom carrier, financial services providers and governments). Many of these opportunities are still active and we are driving them forward.

We are also going back over the fields that were cultivated in the past several years by calling on companies who were too early for our solution. While some of the contacts inside the companies have changed, the imminent need for biometric authentication has not. We are having moderate success in this regard.

What I would like to impart for the closing of our prepared remarks for this call is, that although we have made significant and necessary changes, many of which have not been easy...today we are working together, and as a unified new team, which includes our shareholders. I think it’s evident that we’ve begun to see early benefits of engineering empowerment - using data to drive the path forward, working closely with customers on requirements, sales, product, engineering and marketing alignment, as well as new marketing tactics that are driving leads and helping to define our brand.

Thank you, Mark, for your valuable contribution to this call, and Jonathan for the financial update.
This concludes our prepared remarks. Now we’ll begin our Question and Answer session - and we appreciate the questions you submitted via email this week.

A reminder that a many of your questions cover the same subject or similar subjects. We will answer your questions as we can with the best information available at this time. Some topics are best addressed in future quarterly updates.

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KRIS: We’ll begin by answering questions on the subject of the Biometric Market in general and the Biometric Payment Cards recently in the news.

Kris:

We’ve been asked to quantify the Biometric Market and its near-term outlook. We believe the total addressable MFA market opportunity will be approximately $4.5B by 2025.

Biometric smart cards have been in the industry for many years, and ImageWare has been a leading developer of authentication and identification solutions - using and encoding those cards for well over a decade. In fact, ImageWare has provided solutions for the federal and international governments using biometric smart cards that are used to authenticate individual identities and authorize-and-provision physical and logical access control. These solutions were built on our patented Biometric Engine® and have been in production as mentioned prior for over a decade. Customers include government agencies and government transportation entities.

At ImageWare, we always believed that biometric authentication would come to the consumer market in a big way. We were proven right when Apple introduced fingerprint into the iPhone. What followed was a wave of biometric use to secure phones that continues to grow today.

We now see the market turning to biometrics to secure financial transactions using payment cards. The reason for this is clear - to reduce fraud - which is a growing and persistent problem. At ImageWare, we see the inclusion of biometrics in payment cards as further proof that the biometric authentication market as a whole will continue to grow and that we are poised to provide the scalable solutions to support it. As sensor technology advances, the need for a scalable platform solution to support-and-enable the mass use of biometrics will be a critical component to adoption. ImageWare leads this endeavor with proven, patented products that power some of the most demanding 24/7, mission-critical applications to-date.

The adoption of biometrics as part of financial transactions will continue to grow. We expect to grow with it and continue to be an integral part of it by providing the world's most powerful biometric platform for identity authentication. As the use cases for identity authentication continue to evolve, we're ready to support them with scalable, turn-key solutions that have a strong track record of success due to our work in the government and consumer markets.

Many of us read recently that IBM announced they were pulling their facial biometrics. IBM's removal from the facial biometric market combined with Amazon's and Google's actions to prevent using their facial recognition technology by law enforcement has been all over the news. Some have taken these actions further by supporting a facial recognition ban. It's important to understand what this means for the industry, and why facial recognition is receiving such a backlash.

There are several issues that are of concern. The first is mass surveillance. In many countries, citizens and politicians see what happened when mass surveillance using facial recognition had been implemented in countries like China, Russia, and even the United Kingdom. Mass spying on innocent civilians has had unwanted and unexpected outcomes such as social currency, misidentification, and more. And that's the second issue, namely, the gender and race bias that many facial recognition algorithms suffer from when used against large databases for identification. The risk of misidentifying someone based on their race or gender is too big of a problem to ignore.

To be clear, ImageWare is not in the mass surveillance business - we do not develop solutions that support that type of application. For example, we provide identification solutions to law enforcement and to the government. These are based on controlled facial image captures - such as mug shots - that are matched against known identities such as alleged, charged, and convicted criminals - not the general population. We provide authentication solutions that are used to verify a single person's identity when they attempt to log into their network, their email, their healthcare record, and their financial institutions.

These are specific solutions that are designed to enhance and protect privacy, not to take it away -- as is the case with mass surveillance or the use of products such as ClearView.ai, which use any image of any person that can be taken with a cell phone or scraped from social media and used to identify a complete stranger.

Also in the news recently, was a report that Biometric Payment Cards are now being manufactured in China. While we're not surprised to see fingerprint as the first modality tied to a biometric financial card, fingerprints are only one biometric modality (or type) and not the most inclusive one at that. An estimated 30% of the global population does not have an easily read or even readable fingerprint. Factors such as age, genetics, and even what you do for a living, can have an impact on whether common fingerprint capture technology will be effective for a given person.

At ImageWare, we pioneered the field of multi-modal biometrics - the use of multiple biometric types to identify or authenticate an individual. From experience, we know that ultimately these types of biometric cards will have to include other types of biometric authentication other than fingerprint to be inclusive and gain mass adoption.

Our patented technologies, products, and platforms enable multi-modal biometric use cases like financial smart cards. They're patented, scalable, and proven to provide the results needed for applications such as this.

KRIS: Next, Jonathan will address the number of questions we received regarding our S-1 Registration Statement, the $10.3 million dollar commitment by Lincoln Park Capital to purchase shares, and the status of financing and other related matters. Jonathan…

Jonathan:

We continue to receive questions regarding the agreement with Lincoln Park Capital. I want to reinforce that the company has right, not the obligation, to call on this $10.3m dollar commitment. This commitment, along with other capital infusions, have materially strengthened and enhanced our balance sheet as well as our financial outlook. The most recent LPC transaction on June 11th was part of the original agreement dated April 28, 2020. That commitment does not restrict our ability to receive capital from alternative sources.

We have also been asked to discuss our capital raising efforts. As I mentioned earlier, we are evaluating a number of financing opportunities with several potential sources for significant long-term capital. Given our ongoing discussions with capital providers, it isn’t appropriate to talk about the structure or negotiations at this time.

KRIS: Thank you, Jonathan. This leads us to questions regarding our Revenue Model

Kris:

Historically, federal, state and local sales have made up the lion’s share of ImageWare’s revenues. We charge per project, based upon the client’s needs and professional services required for their unique implementations. Government award contracts in different yearly bundles, based on needs and budget, culminating into a project RFP. In the future, we will increase sales revenue through GoVerifyID, our enterprise offering, with monthly recurring revenue through a SaaS model.

KRIS: As expected, we have a number of questions about the Status of Historic Projects and their Revenue.

Kris:

The foreign government project we 8-K’d earlier this year is slow due to both of our countries being paralyzed with the COVID-19. We are waiting for this project to begin.

Our projects with Contactable are present but represent small revenue at this point. The African telecom market opportunity is slow given that the implementation is on feature phones. We will see more of a takeoff when users move to more sophisticated mobile phones with built-in biometric hardware capabilities.

KRIS: Next we’ll turn to questions regarding Revenue and estimated Timing for New Projects.

Kris:

Recognizing there have been delays in revenues with past projects, the sales team is making excellent progress with strong presentations that are resonating. I am directly involved with most of these meetings, pushing for deal wins. I want to assure you that we have productive conversations with real customers ranging in size from Fortune 1,000 to SMBs to government.

Most potential clients like our solutions but tell us that they have what they need for the moment in terms of authentication. Some have asked us to complete RFI’s. Some have asked us to integrate into their existing MFA provider - and we are busy working on implementation paths. We are waiting to hear on awards of business from a number of entities.

As I have said before, it’s simply too soon for us to provide revenue estimates. I have studied the sales cycle at ImageWare. We are heavy in Q3 and Q4. Commercial deals typically take 3-6 months on average to close and government projects can take upwards of three years. We are finishing products, revving platforms, driving new marketing and messaging campaigns, building a new web site, and simplifying the customer journey. We have great fundamentals…we just need more time to bring success back to the business.

KRIS:

I believe that we covered the subject of our IP and plans for Monetization in our prepared remarks…so I’ll end the call with a brief closing comment.

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KRIS:

I thank everyone for joining our call. I look forward to our Q2 business update as we continue to build, innovate and expand products, fine-tune the key features of our products, and make substantive inroads towards our sales goals.

We have made important recent progress, and we still have challenges ahead. With the support of our team and our investors, we will face them with great optimism and the conviction that we will be successful.

I would like to encourage anyone with ongoing questions or feedback to reach out to our investor relations team or myself. Stay safe and be well. Thank you again.

OPERATOR:

This concludes today’s conference. Thank you for your participation.

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